Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (file number 333-146349) of Cinemark Holdings, Inc. on Form S-8 of our report dated March 21, 2008 related to the financial statements of National Cinemedia, LLC, appearing in the Form 10-K of Cinemark Holdings, Inc. for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Denver, Colorado
March 24, 2008